EXHIBIT 99.1

             Home Federal Bancorp Announces 2004 Results

    COLUMBUS, Ind.--(BUSINESS WIRE)--Jan. 25, 2005--Home Federal Bancorp (the "Company") (NASDAQ:HOMF), the holding company of HomeFederal Bank of Columbus, Indiana (the "Bank"), today announced that its fourth-quarter 2004 earnings were $1,526,000. On a per share basis the results were $0.38 basic and $0.37 diluted. Earnings in the fourth-quarter of 2003 were $1,787,000, or $0.42 basic and $0.40 diluted earnings per common share.
    For the full year 2004, earnings were $5,163,000 or $1.25 basic and $1.21 diluted earnings per common share, compared to $9,643,000, or $2.26 basic and $2.15 diluted earnings per common share in 2003.
    The decrease in net income for the current quarter was due to a decrease in non-interest income and an increase in non-interest expenses. Non-interest income decreased because of reductions in gain on sale of loans, joint venture income, and loan servicing income. Non-interest expenses increased primarily due to compensation and employee benefit expense and miscellaneous expense increases. In, 2004, the Company is required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 which has specific and detailed requirements concerning management's assessment of its internal controls over financial reporting and disclosures. The cost of implementing this part of the Act is discussed further below. Net income for the 12 month period ended December 31, 2004 compared to the 12 month period ended December 31, 2003 decreased because of an increase in the loan loss provision for the current year, reduced non-interest income primarily because of reduced gain on sale of loans income, and increased operating expenses primarily in compensation and employee expenses. Non-interest expense included miscellaneous expenses of $372,000 related to Sarbanes-Oxley 404 compliance for the quarter ended December 31, 2004 and $466,000 in expenses for the year ended December 31, 2004. These costs were not incurred in 2003. In addition annual audit expenses have increased approximately $132,000 for 2004 as a result of Sarbanes-Oxley requirements.

    Net Interest Income

    Net interest income after provision for loan loss increased by $1,185,000 to $6,560,000 for the fourth quarter compared to $5,375,000 for the same period one year ago. Net interest income after provision for loan losses for 2004 decreased by $253,000, from $22,070,000 in 2003 to $21,817,000 for the 12-month period ended December 31, 2004. For the year ended 2004 net interest income before provision for loan losses increased $249,000, while the provision for loan losses increased $502,000. The increases in net interest income before provision for loan losses in both periods were due to improving net interest margins as a result of the cost of interest bearing liabilities declining more rapidly than the yield on assets. As the Federal Reserve began raising short term interest rates in 2004 it has had the effect of slowing the decline in yields of interest bearing assets while the cost of interest bearing liabilities has continued to decline because of longer term liabilities maturing and repricing at overall lower rates. Moreover, there has been continued growth in checking accounts and money market accounts that are less expensive than longer-term certificate of deposit accounts. In addition the Bank redeemed $28,850,000 in more expensive Federal Home Loan Bank borrowings.
    The loan loss provision decreased in the quarter ended
December 31, 2004 compared to the quarter ended December 31, 2003 by $720,000. This decrease was primarily due to lower loss estimates required for two certain commercial loans. Even with the lower loan loss provision for the current quarter, the provision for loan losses increased by $502,000 for the year ended December 31, 2004 compared to the year ended December 31, 2003. The reasons for the increased loan loss provision were two commercial loans discussed in previous releases. On the liability side of the balance sheet the Bank has been able to grow deposits through new sales programs, new and competitive products and the successful opening in 2004 of the Bank's first Indianapolis office. A second Indianapolis office opened in January of 2005. The growth in core deposits has enabled the Bank to redeem more expensive Federal Home Loan Bank advances thus helping to reduce the Bank's overall cost of funds.

    Other Income

    Other income in 2004 was $9,683,000. This represented a decrease of $4,995,000 or 34.0%, over the same 12-month period ended December 31, 2003. This decrease was due primarily to a decrease of $4,977,000 in gain on sale of loans that was due to reduced loan originations and reduced loan sales. The year ended December 31, 2003 was a record year for the Company in both loan originations and sales of loans. In 2003 the Company originated $420,800,000 1-4 family residential loans and sold $373,668,000 of these loans for a total pre-tax profit of $7,628,000. In 2004 1-4 family residential loan originations declined to levels consistent with previous years and totaled $181,418,000 and loan sales declined to $139,565,000 for a pre-tax profit of $2,651,000. The reduction in originations and sales of loans was due to a slightly higher loan rate environment in 2004 but also due to reduced loan refinancing as fewer homeowners had mortgages with rates high enough to justify refinancing the mortgage. Additional increases in service fees on deposit accounts, loan servicing income and insurance, annuity and other fees were offset by decreases in income from joint ventures. The joint venture income decreased because in 2003 a sale in a project resulted in a large gain that did not recur in 2004.
    For the three months ended December 31, 2004 compared to the three months ended December 31, 2003, other income decreased by $199,000. Gain on sale of loans was down $145,000 for the same reasons as stated for the entire year. Joint venture income and loan servicing income also decreased in the current quarter as compared to the quarter ended December 31, 2003. Service fees on deposit accounts and insurance, annuity income, and other fees showed increases. Loan servicing income decreased $108,000 for the current quarter due primarily to the OMSR impairment recovery being $142,000 less than a year ago for the same three-month period. For the year ended December 31, 2004 loan servicing income increased $79,000 because in 2003 the OMSR impairment provision was $83,000 versus a recovery in 2004 of $95,000 for a net change of $178,000. This gain was offset with an increase of $144,000 for the OMSR amortization.
    The originated mortgage servicing rights asset is reviewed for impairment each quarter. This asset is created when mortgage loans are sold and the Bank retains the servicing rights. The servicing rights are recognized as income at the time the loan is sold and the servicing asset is also recorded. The asset is then amortized as an expense to mortgage servicing income over the life of the loan. The impairment charge is the recognition of the change in value of mortgage servicing rights that result with changes in interest rates. Mortgage servicing portfolios typically decline in value as interest rates drop and increase in value as rates rise. The reason for this decline in value is as rates drop, prepayment speeds increase causing the average life of the servicing portfolio to shorten. This reduces the amount of servicing income the Bank receives over time and thus reduces the value of the servicing portfolio. If rates rise the opposite occurs -- prepayments slow and the average life of the mortgage servicing portfolio lengthens, increasing the amount of servicing income the Bank receives over time and thus increasing the value of the servicing portfolio. For the quarter ended December 31, 2004, the Bank recovered impairment charges in the amount of $15,000 compared to the same period ended December 31, 2003 where the recovery was $157,000. This resulted in a net decrease of $142,000 over the prior year's quarter. The amortization charge for the quarter ended December 31, 2004 was $376,000 compared to $407,000 for the same period a year ago. Future impairment charges or recoveries will depend on future interest rate changes and the effect they have on pre-payment speeds, if rates continue to drop there will be more impairment charges, if rates rise the impairment charges previously recorded may be recovered.

    Other Expenses

    Other operating expense for the three-month period ended December 31, 2004 increased $900,000, over the three-month period ended December 31, 2003. Compensation expense and employee benefits accounted for $623,000 of this increase with miscellaneous expenses accounting for $158,000 of the increase. For the compensation expenses $203,000 of the $623,000 was the result of a credit in 2003 of $203,000 of bonus expense over accrued in earlier quarters during 2003, and $206,000 for increased retirement and health insurance expense. Other compensation expenses were the result of normal salary increases. Miscellaneous expenses for this period increased $158,000. Within this expense category fees for the external audit, outsourced internal audit fees, and consulting fees associated with implementing the internal control requirements of Sarbanes-Oxley 404 certifications were $480,000. Of these fees approximately $372,000 were one time costs associated with the initial implementation of Sarbanes-Oxley and the remainder are associated with the required annual independent auditor's attestation of management's assertion on internal controls. These and other increases were offset by reductions in such items as loan related expenses, promotion expenses, insurance expenses, data communications expense, bad debt expense and real estate owned expenses. For the 12-month period other expenses increased $1,707,000. For the year ended December 31, 2004 the Sarbanes-Oxley related costs were $598,000 associated with the implementation of that law and the related SEC rules. These were costs that were not incurred in the year ended December 31, 2003, approximately $406,000 of which were one time costs associated with the initial implementation of Sarbanes-Oxley. As described above the other increases in expenses for 2004 were due to compensation expense and employee benefits and miscellaneous expenses for primarily the same reasons in the quarter.

    Asset Quality

    Non-performing assets to total assets increased from 0.66% at December 31, 2003 to 1.71% at December 31, 2004. Non-performing loans to total gross loans increased from 0.60% to 2.01%, respectively, for the same periods. Non-performing assets increased $9,237,000 from $5,626,000 at the end of 2003 to $14,863,000 at the end of 2004.
    The Bank previously announced two specific substandard commercial loans. The first relates to a company that filed for Chapter 11 Bankruptcy protection on June 15, 2004. Substantially all of the assets of the company have been liquidated and the bankruptcy court is in the final stages of determining the disposition of sale proceeds. Management has filed a motion with the bankruptcy court asking for full payment of principal and interest. Management feels the support for this motion is well documented but has set aside a specific reserve for loans to this company in the amount of $500,000 to recognize the potential of an unfavorable ruling by the court. Management currently believes this reserve to be adequate.
    The second loan relates to the Bank's purchase of a $2.5 million loan participation interest in a $4.0 million line of credit to floor plan new cars originated by another commercial bank. The dealership is closed and the lead bank is in possession of the remaining collateral. The lead bank is currently negotiating with a potential buyer for the dealership. There are limited guarantors on the loan and it is anticipated they will perform under the terms of their guaranty. As of year-end, the Bank recorded a loss of $735,000 for this loan and established a specific reserve of an additional $386,000. Management currently believes this reserve to be adequate. It is possible, however, that additional losses may be realized as the business is liquidated.
    The ultimate amount of the impairment, for both of these loans, and the actual losses to the Bank, may be higher or lower depending on the value of the collateral ultimately realized. The Bank may be required to make additional provisions with respect to these loans if the actual value of the collateral is less than presently estimated. The Bank may recognize a recovery of the provision if the actual value is higher than anticipated.

    Balance Sheet

    The return on average assets for the current year was 0.60%, while the return on average equity was 6.50%. In 2003 the return on average assets was 1.10% and the return on average equity was 11.95%.
    The Company's assets totaled $868,207,000 as of December 31, 2004, an increase of $14,879,000 from December 31, 2003.
    As of December 31, 2004, shareholders' equity was $77,364,000. Based on the December 31, 2004, book value of $19.21 per common share, Home Federal Bancorp stock was trading at 131% of book value. The stock price at December 31, 2004, was $25.22.
    In November the Board of Directors announced the eighth repurchase, from time to time, on the open market of up to 5% of the Company's outstanding shares of common stock, without par value ("Common Stock"), or 201,400 such shares. Such purchases will be made subject to market conditions in open market or block transactions. Management believes that the purchase of these shares will help increase long term shareholder value by increasing earnings per share and return on equity. The Company expects to begin buying its shares under this plan within three business days after the date of this release.
    Home Federal Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. HomeFederal Bank, its principal subsidiary, is an FDIC insured state chartered commercial bank. HomeFederal Bank was founded in 1908 and offers a wide range of consumer and commercial financial services through 19 branch offices in central and southeastern Indiana.

    Forward-Looking Statement

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Home Federal Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.


HOME FEDERAL BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)                                 December 31,  December 31,
                                                2004          2003
                                            ------------  ------------

ASSETS:
Cash                                       $     24,729  $     22,734
Interest-bearing deposits                        27,591        11,444
                                            ------------  ------------
  Total cash and cash equivalents                52,320        34,178
                                            ------------  ------------

Securities available for sale at fair value
 (amortized cost $125,086 and $123,243)         124,790       123,638
Securities held to maturity (fair value
 $1,801 and $1,883)                               1,779         1,828
Loans held for sale (fair value $2,653 and
 $6,357)                                          2,617         6,272
Loans receivable, net of allowance for loan
 losses of $7,864 and $7,506                    629,490       630,672
Investments in joint ventures                     3,550         5,501
Federal Home Loan Bank stock                      9,965         9,965
Accrued interest receivable, net                  3,700         3,733
Premises and equipment, net                      15,855        14,168
Real estate owned                                 2,019         1,739
Prepaid expenses and other assets                 8,909         8,880
Cash surrender value of life insurance           11,818        11,359
Goodwill                                          1,395         1,395
                                            ------------  ------------
   TOTAL ASSETS                            $    868,207  $    853,328
                                            ============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits                                   $    640,181  $    588,915
Advances from Federal Home Loan Bank            125,446       154,296
Senior debt                                      14,242        14,242
Other borrowings                                    211           624
Advance payments by borrowers for taxes and
 insurance                                           48            76
Accrued expenses and other liabilities           10,715        11,153
                                            ------------  ------------
   Total liabilities                            790,843       769,306
                                            ------------  ------------

Shareholders' equity:
 No par preferred stock; Authorized:
  2,000,000 shares
  Issued and outstanding:   None
 No par common stock; Authorized:
  15,000,000 shares
  Issued and outstanding:                        13,514        12,616
     4,027,991 shares at December 31, 2004
     4,312,805 shares at December 31, 2003
 Retained earnings, restricted                   64,138        71,436
Accumulated other comprehensive income, net
 of taxes                                          (288)          (30)
                                            ------------  ------------
   Total shareholders' equity                    77,364        84,022
                                            ------------  ------------
   TOTAL LIABILITIES AND SHAREHOLDERS'
    EQUITY                                 $    868,207  $    853,328
                                            ============  ============


HOME FEDERAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)                 Three Months Ended    Twelve Months Ended
                               December 31,          December 31,
                           --------------------- ---------------------
Interest income:              2004       2003       2004       2003
                           ---------- ---------- ---------- ----------
 Loans receivable         $    9,690 $    9,815 $   38,372 $   41,313
 Securities available for
  sale and held to
  maturity                     1,053        980      4,109      3,932
 Other interest income           113         47        265        357
                           ---------- ---------- ---------- ----------
Total interest income         10,856     10,842     42,746     45,602
                           ---------- ---------- ---------- ----------

Interest expense:
 Deposits                      2,839      2,793     10,832     12,204
Advances from Federal Home
 Loan Bank                     1,683      2,148      7,627      9,221
Other borrowings                 172        204        700        839
                           ---------- ---------- ---------- ----------
Total interest expense         4,694      5,145     19,159     22,264
                           ---------- ---------- ---------- ----------

Net interest income            6,162      5,697     23,587     23,338
Provision for loan losses       (398)       322      1,770      1,268
                           ---------- ---------- ---------- ----------
Net interest income after
 provision for loan losses     6,560      5,375     21,817     22,070
                           ---------- ---------- ---------- ----------

Other income:
 Gain on sale of loans           594        739      2,651      7,628
 Gain (loss) on sale of
  securities                       -        (87)         -        (83)
 Income (loss) from joint
  ventures                        44        148        172        668
 Insurance, annuity
  income, other fees             428        397      1,823      1,677
 Service fees on deposit
  accounts                       790        719      2,950      2,715
 Net gain (loss) on real
  estate owned and
  repossessed assets             (12)        18        211        197
 Loan servicing income,
  net of impairments             163        271        654        575
 Miscellaneous                   311        312      1,222      1,301
                           ---------- ---------- ---------- ----------
Total other income             2,318      2,517      9,683     14,678
                           ---------- ---------- ---------- ----------

Other expenses:
 Compensation and employee
  benefits                     3,593      2,970     13,419     12,110
 Occupancy and equipment         811        753      3,166      3,027
 Service bureau expense          258        245      1,008        957
 Federal insurance premium        23         22         90         95
 Marketing                       217        170        718        655
 Miscellaneous                 1,596      1,438      5,392      5,241
                           ---------- ---------- ---------- ----------
Total other expenses           6,498      5,598     23,793     22,085
                           ---------- ---------- ---------- ----------

Income before income taxes     2,380      2,294      7,707     14,663
Income tax provision             854        507      2,544      5,020
                           ---------- ---------- ---------- ----------
Net Income                $    1,526 $    1,787 $    5,163 $    9,643
                           ========== ========== ========== ==========

Basic earnings per common
 share                    $     0.38 $     0.42 $     1.25 $     2.26
Diluted earnings per
 common share             $     0.37 $     0.40 $     1.21 $     2.15
Basic weighted average
 number of shares          4,027,695  4,305,359  4,117,085  4,267,257
Dilutive weighted average
 number of shares          4,138,062  4,519,262  4,263,123  4,483,345
Dividends per share       $    0.188 $    0.188 $    0.750 $    0.700


Supplemental Data:                   Three Months Ended  Year to Date
(unaudited)                             December 31,     December 31,
                                     ------------------- -------------
                                        2004      2003    2004   2003
                                     ---------- -------- ------ ------
Weighted average interest rate earned
 on total interest-earning assets         5.47%    5.47%  5.41%  5.66%
Weighted average cost of total
 interest-bearing liabilities             2.38%    2.66%  2.47%  2.85%
Interest rate spread during period        3.09%    2.81%  2.94%  2.81%

Net yield on interest-earning assets
 (net interest income divided by
 average interest-earning assets on
 annualized basis)                        3.11%    2.88%  2.98%  2.90%
Total interest income divided by
 average total assets (on annualized
 basis)                                   4.98%    5.03%  4.94%  5.20%
Total interest expense divided by
 average total assets (on
 annualized basis)                        2.14%    2.37%  2.21%  2.54%
Net interest income divided by
 average total assets (on annualized
 basis)                                   2.83%    2.64%  2.72%  2.66%

Return on assets (net income divided
 by average total assets on
 annualized basis)                        0.70%    0.83%  0.60%  1.10%
Return on equity (net income divided
 by average total equity on
 annualized basis)                        7.92%    8.62%  6.50% 11.95%

                                        December 31,
                                     -------------------
                                        2004     2003
                                     ---------- --------

Book value per share outstanding        $19.21   $19.48

Nonperforming Assets:
  Loans: Non-accrual                    $9,535   $2,499
         Past due 90 days or more          168    1,130
         Restructured                    3,141      258
                                     ---------- --------
         Total nonperforming loans      12,844    3,887
         Real estate owned, net          2,009    1,729
         Other repossessed assets, net      10       10
                                     ---------- --------
         Total Nonperforming Assets    $14,863   $5,626

Nonperforming assets divided by total
 assets                                   1.71%    0.66%
Nonperforming loans divided by total
 loans                                    2.01%    0.60%

Balance in Allowance for Loan Losses    $7,864   $7,506


    CONTACT: Home Federal Bancorp
             John K. Keach, Jr., 812-373-7816
             Lawrence E. Welker, 812-523-7308